Exhibit 99.1

Nautilus, Inc. Reports First Quarter 2011 Results

Reports Earnings Per Share from Continuing Operations of $0.04 Compared to a Loss of $0.08

Per Share for Same Period of 2010

Revenue in both Business Segments increases over Prior Year

VANCOUVER, Washington, April 28, 2011 – Nautilus, Inc. (NYSE: NLS) today announced unaudited results for the first quarter ended March 31, 2011. Continuing operations include the Company’s direct and retail fitness businesses. The Company’s former commercial fitness business is reported as a discontinued operation. Unless otherwise noted, all information regarding the Company’s operating results pertains to continuing operations.

The Company reported net sales of $48.3 million in the first quarter of 2011, a 5.8% increase from $45.6 million in the first quarter of 2010.

Comparative Q1 net sales by segment:

Three Months Ended	Mar 31, 2011	Mar 31, 2010	$ Change	% Change
(in thousands)
Direct	$30,254	$28,503	$1,751	6.1%
Retail	16,963	15,931	1,032	6.5%
Unallocated Corporate Royalty Income	1,084	1,210	(126)	-10.4%

Net Sales	$48,301	$45,644	$2,657	5.8%

Direct Channel:

Total sales in the Company’s direct channel in the first quarter of 2011 were $30.3 million, an increase of 6.1% from sales of $28.5 million in the comparable 2010 period. Continuing the sales trends in recent quarters, direct channel sales of the Company’s cardio products in the first quarter of 2011 increased by 24.0% or $4.0 million, over the first quarter of 2010, primarily due to increased sales of its proprietary Bowflex® TreadClimber® cardio product line. The increase in cardio sales reflects strong product offerings, improved consumer credit availability, and the Company’s new creative media, which resulted in a decrease in cost-per-lead. As anticipated, improved cardio sales offset sales declines of the Company’s legacy strength oriented products, including Bowflex® rod-based home gyms, which fell 19.3% or $2.3 million in the first quarter of 2011 compared to the first quarter of 2010. For the first quarter of 2011, cardio sales represented approximately 69% of total direct channel sales versus approximately 59% in the first quarter of 2010. As previously announced, the Company will continue to focus more of its advertising efforts around the Bowflex® TreadClimber® product line to gain greater consumer awareness of the product with the goal of increasing market share in the cardio oriented fitness market, which the company believes to be several times larger than the strength market. Based on year-to-date trends, the Company anticipates that increases in cardio sales should more than offset continued future sales declines of the Company’s legacy strength oriented products in 2011.

Sales in the first quarter of 2011 were also favorably impacted by the Company’s new consumer financing programs, including its program with Tier I credit provider, GE Money Bank, which was implemented in September 2010. During most of 2010, the Company experienced significantly reduced credit approval rates from its previous consumer financing source from levels typically attained in prior years. Total credit approvals from the Company’s primary and secondary financing sources averaged approximately 21% of applications processed in the United States in the first quarter of 2011, compared to approximately 13% in the first quarter of 2010. Credit approval rates in the first quarter of 2011 were favorably impacted from the introduction of expanded secondary consumer finance programs.

* Please refer to the following link for additional cardio data: http://www.businesswire.com/cgi-bin/mmg.cgi eid=6700980&lang=en

Retail Channel:

Total sales of the Company’s retail channel in the first quarter of 2011 were $17.0 million, a 6.5% increase from $15.9 million in the comparable 2010 period. Retail channel sales of the Company’s elliptical machines and SelectTech® products were particularly strong. Sales to the Company’s internet-based customers helped increase total retail channel revenue in the first quarter of 2011 compared to the same period last year.

Comparative segment operating income (loss):

Three Months Ended	Mar 31, 2011	Mar 31, 2010	$ Change	% Change
(in thousands)
Direct	$2,200	($1,536)	$3,736	243.2%
Retail	2,229	2,260	(31)	-1.4%
Unallocated Corporate	(2,652)	(2,664)	(12)	-2.0%

Operating Income (Loss)	$1,777	($1,940)	$3,717	191.5%

Consolidated gross profit margin in the first quarter of 2011 was 45.7% of net sales, compared to 50.3% for the same period in 2010. Gross profit margin in the direct business was 56.3% for the first quarter of 2011, compared to 61.5% for the same period in 2010, primarily due to changes in product mix and higher outbound freight costs. Gross profit margin in the retail business was 23.4% for the first quarter of 2011, as compared to 26.5% in the first quarter of 2010, due to higher costs for SelectTech® products and increased freight expenses.

Operating expenses in the first quarter of 2011 totaled $20.3 million, compared to $24.9 million for the same period in 2010. These lower operating expenses reflect the Company’s ability to leverage fixed costs across higher sales volumes, as well as more cost effective advertising expenditures. The Company allocated a significantly greater portion of its television and online advertising budget toward the Bowflex® TreadClimber® product line during the first quarter of 2011 and expects to continue to direct the majority of such expenditures to this product line during the remainder of the year. In addition, the Company began implementing a lower cost internet-based advertising strategy for its home gyms, which are expected to capitalize on the extensive product awareness that currently exists for Bowflex® rod-based home gyms.

Net income for the quarter ended March 31, 2011 was $1.6 million, or $0.05 per share. Included in net income is income from continuing operations, net of tax, of $1.1 million or $0.04 per share, and income from discontinued operations of $0.5 million, or $0.01 per share. Net loss for the quarter ended March 31, 2010, was $7.8 million, or a loss of $0.25 per share. In the first quarter of 2010, loss from continuing operations was $2.4 million, or a loss of $0.08 per share, and loss from discontinued operations was $5.4 million, or a loss of $0.17 per share.

As of March 31, 2011, the Company had cash and cash equivalents of $16.6 million, compared to $14.3 million at December 31, 2010.

Edward Bramson, Chairman and Chief Executive Officer of Nautilus, Inc., stated, “Our first quarter financial performance reflects the improvements that we are making across the board with our business, and we are pleased to have achieved net income from continuing operations for the second consecutive quarter. For both our retail and direct segments, we grew our top line and delivered operating profits, reflecting strong sales of our cardio products and improved coverage of fixed costs. Notably, we improved the efficiency of our sales and marketing spending by allocating the majority of our television and online advertising budget to cardio products, as well as by improving the creative content of our ads. Looking to the remainder of 2011, we will continue to focus on executing our strategy to reposition Nautilus with a dominant emphasis toward cardio-based products, which represents the largest segment of the fitness market. While focusing on driving increased sales compared to prior year, we also recognize it is important to continue to diligently manage our operating expenses across our business to ensure that we remain well-positioned to improve year-over-year profitability in coming quarters.”

Conference call

Nautilus will host a conference call today, April 28, 2011, at 4:30 p.m. EDT (1:30 p.m. PDT). It will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (800) 755-6634 in North America, and international listeners may call (212) 231-2935.

A telephonic playback will be available from 6:30 p.m. EDT, April 28, 2011, through 6:30 p.m. EDT, May 12, 2011. Participants can dial (800) 633-8284 in North America, and international participants can dial (402) 977-9140 to hear the playback. The passcode is 21520788 to hear the playback.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, Schwinn® Fitness, and Universal®, Nautilus markets innovative fitness products through direct and retail channels. Website: www.nautilusinc.com.

Safe Harbor Statement:

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning anticipated declines in sales of strength products, increased sales of cardio-oriented products, and the expectation that increased sales of the Bowflex® TreadClimber® product line should offset declines in sales of legacy strength products in 2011. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include our ability to acquire inventory from sole source foreign manufacturers at acceptable costs, within timely delivery schedules and that meet our quality control standards, availability and price of media time consistent with our cost and audience profile parameters, a decline in consumer spending due to unfavorable economic conditions, an adverse change in the availability of credit for our customers who finance their purchases, our ability to pass along vendor raw material price increases and increased shipping costs, our ability to effectively develop, market and sell future products, our ability to protect our intellectual property, the introduction of competing products, and our ability to get foreign-sourced product through customs in a timely manner. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

NAUTILUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands)

	As of
	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$16,566	$14,296
Restricted cash	358	351
Trade receivables, net of allowances of $359 as of March 31, 2011 and $301 as of December 31, 2010	11,120	19,633
Inventories	10,892	10,347
Prepaids and other current assets	3,772	5,331
Income taxes receivable	479	456
Short-term notes receivable	757	832
Assets of discontinued operation held-for-sale	134	292
Deferred income tax assets	55	57

Total current assets	44,133	51,595
Property, plant and equipment, net	3,675	3,795
Goodwill	3,014	2,931
Other intangible assets, net	18,259	18,774
Other assets	1,072	1,272

Total assets	$70,153	$78,367

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$14,766	$24,535
Accrued liabilities	7,251	7,045
Warranty obligations, current portion	3,263	3,539
Deferred income tax liabilities	1,203	1,160

Total current liabilities	26,483	36,279
Long-term notes payable to a related party	5,251	5,141
Warranty obligations, non-current	408	3,210
Income taxes payable, non-current	3,363	1,008
Deferred income tax liabilities, non-current	1,353	396
Other long-term liabilities	1,451	1,534

Total liabilities	38,309	47,568

Commitments and contingencies
Stockholders’ equity:
Common stock - no par value, 75,000 shares authorized and 30,744 shares issued and outstanding as of March 31, 2011 and December 31, 2010	4,941	5,051
Retained earnings	19,901	18,295
Accumulated other comprehensive income	7,002	7,453

Total stockholders’ equity	31,844	30,799

Total liabilities and stockholders’ equity	$70,153	$78,367

NAUTILUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share amounts)

	Three months ended March 31,
	2011	2010
Net sales	$48,301	$45,644
Cost of sales	26,214	22,679

Gross profit	22,087	22,965

Operating expenses:
Selling and marketing	14,865	18,943
General and administrative	4,692	5,159
Research and development	753	803

Total operating expenses	20,310	24,905

Operating income (loss)	1,777	(1,940)

Other income (expense):
Interest income	1	11
Interest expense	(119)	—
Other income (expense), net	29	(24)

Total other expense, net	(89)	(13)

Income (loss) from continuing operations before income taxes	1,688	(1,953)
Income tax expense	567	418

Income (loss) from continuing operations	1,121	(2,371)

Discontinued operation:
Income (loss) from discontinued operation before income taxes	545	(5,387)
Income tax expense of discontinued operation	60	33

Income (loss) from discontinued operation	485	(5,420)

Net income (loss)	$1,606	$(7,791)

Income (loss) per share from continuing operations:
Basic	$0.04	$(0.08)
Diluted	0.04	(0.08)
Income (loss) per share from discontinued operation:
Basic	$0.01	$(0.17)
Diluted	0.01	(0.17)
Net income (loss) per share:
Basic	$0.05	$(0.25)
Diluted	0.05	(0.25)
Weighted average shares outstanding:
Basic	30,744	30,744
Diluted	30,760	30,744

SOURCE: Nautilus, Inc.

For Nautilus, Inc.

Investor Relations

John Mills, 310-954-1100